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Exhibit 1

     $400,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 8, 2001

among

UNOVA, Inc.

The Banks Listed Herein

and

Morgan Guaranty Trust Company of New York,
as Agent

J.P. Morgan Securities Inc.,
Arranger

Page

Schedule 1.01A	—	Availability Amount
Schedule 4.04	—	Disclosed Matters
Schedule 4.05	—	Mortgaged Properties
Schedule 4.12	—	Subsidiaries
Schedule 4.13	—	Insurance
Schedule 6.01	—	Existing Debt
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Exhibit A	—	Note
Exhibit B	—	Opinions of Counsel for the Borrower and the Guarantors
Exhibit C	—	Security Agreement
Exhibit D	—	Pledge Agreement
Exhibit E	—	Assignment and Assumption Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

    AGREEMENT dated as of February 8, 2001 among UNOVA, INC., the BANKS party hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

W I T N E S S E T H:

    WHEREAS, the Borrower, the Banks party hereto and the Agent are parties to a Credit Agreement dated as of September 24, 1997 (as amended to the Effective Date (as defined below), the "Existing Agreement"); and

    WHEREAS, the parties hereto wish to modify the Existing Agreement in a number of respects, as more fully set forth below;

    NOW, THEREFORE, the parties hereto hereby agree that, on and as of the Effective Date, the Existing Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

    SECTION 1.1.  Definitions.  The following terms, as used herein, have the following meanings:

    "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

    "Affiliate" means any Person (other than a Subsidiary) directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks under the Financing Documents, and its successors in such capacity.

    "Agreement" means the Existing Agreement as amended and restated by this Amended Agreement and as the same may be further amended or restated from time to time in accordance with the terms hereof.

    "Amended Agreement" means this Amended and Restated Credit Agreement dated as of February 8, 2001 among the Borrower, the Banks and the Agent.

    "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

    "Applicable Margin" means a rate per annum equal to (i) 2.50% with respect to Base Rate Loans and (ii) 3.50% with respect to Euro-Dollar Loans, provided that (x) each such rate shall increase by 0.50% per annum on May 9, 2001, if the aggregate amount of the Commitments exceeds $300,000,000 on such date, (y) each such rate shall increase by 0.50% per annum on June 8, 2001, if the aggregate amount of the Commitments exceeds $200,000,000 on such date (whether or not there shall have previously been an increase pursuant to clause (x)) and (z) each such rate shall increase by 2.00% per annum on any day on which an Event of Default exists (except that, to avoid duplication, this clause (z) shall be disregarded for purposes of calculating interest on overdue principal and interest).

    "Asset Disposition" means a Reduction Event described in clause (a) of the definition of "Reduction Event".

    "Assignee" has the meaning set forth in Section 10.06(c).

    "Availability Amount" means, at any date, the lesser of (a) the aggregate amount of the Commitments at such date and (b) the applicable amount set forth in Schedule 1.01A, as the same may be reduced from time to time pursuant to Section 2.11.

    "Bank" means each financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.06(c), and their respective successors.

    "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

    "Base Rate Loan" means a Loan made or to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

    "Battery and Disc IP Portfolio" means the following patents, pending applications and related disclosures:

U.S. Patent No.
4,455,523	5,508,599
4,553,081	5,619,117
4,709,202	5,631,539
4,716,354	5,675,232
4,737,702	5,696,435
4,845,419	4,633,350
4,885,523	4,912,580
4,961,043	5,122,914
5,150,033	5,327,308
5,204,603	5,349,678
5,278,487	5,515,215
5,363,031	5,517,373
5,463,305	5,563,748
5,493,199	5,602,696
5,692,277

    "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

    "Borrower" means UNOVA, Inc., a Delaware corporation, and its successors.

    "Borrower's 1999 Form 10-K" means the Borrower's annual report on Form 10-K for 1999, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    "Borrowing" means Loans of the same type made on the same day and, in the case of Euro-Dollar Loans, as to which the same Interest Period is in effect.

    "Capital Expenditures" means, for any period, the sum (without duplication) of (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

    "Capital Lease Obligations" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

    "Cash Collateral Account" has the meaning specified in Section 10 of the Security Agreement.

    "Casualty Event" means a Reduction Event described in clause (b) of the definition of "Reduction Event"

    "Change of Control" means any of the following:

    (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (i) the then outstanding shares of common stock of the Borrower (the "Outstanding Borrower Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Borrower entitled to vote generally in the election of directors (the "Outstanding Borrower Voting Securities"); excluding, however, the following acquisitions of Outstanding Borrower Common Stock and Outstanding Borrower Voting Securities: (i) any acquisition by the Borrower, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any corporation controlled by the Borrower, or (iii) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

    (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Borrower (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Borrower's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

    (c) The approval by the shareholders of the Borrower of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Borrower (a "Business Combination"), or if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Borrower Common Stock and Outstanding Borrower Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Borrower or all or substantially all of the Borrower's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Borrower Common Stock and Outstanding Borrower Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any corporation controlled by the Borrower or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Borrower prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (d) The approval by the shareholders of the Borrower of a complete liquidation or dissolution of the Borrower.

    "Collateral" means any and all "Collateral", as defined in any Security Document.

    "Collateral and Guarantee Requirement" means the requirement that:

    (a) the Agent shall have received a counterpart of the Security Agreement duly executed and delivered by the Agent and shall have received from each Credit Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Credit Party or (ii) in the case of any Person that becomes a Credit Party after the Effective Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Credit Party;

    (b) all outstanding Equity Interests in any UNOVA Company owned by or on behalf of any Credit Party shall have been pledged pursuant to the Security Agreement or the Pledge Agreement, as applicable (except that the Credit Parties shall not be required to pledge (i) Equity Interests in KCH or Factory Power or (ii) more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary), and the Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

    (c) all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and Mortgages, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

    (d) the Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) such appraisals, legal opinions and other documents as the Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

    (e) each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

    (f)  each Credit Party shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

    "Commitment" means (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite the name of such Bank on the signature pages of this Agreement and (ii) with respect to each Assignee which becomes a Bank pursuant to Section 10.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Sections 2.08, 2.11 and 10.06(c).

    "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in the determination of Consolidated Net Income for such period, (i) interest expense, (ii) the provision for income taxes, (iii) depreciation and amortization expense, (iv) any non-recurring, non-cash charges, (v) severance charges in an aggregate amount not exceeding $5,000,000, (vi) restructuring expenses (excluding financing costs and charges, consulting and legal fees and severance charges covered in clauses (vii) and (v), respectively) in an aggregate amount not exceeding $7,000,000, (vii) financing costs and charges, including without limitation any charges attributable to the extension of the facility referred to in Section 3.01(g) beyond January 31, 2001, and consulting and legal fees, (viii) any losses attributable to the sale of assets outside the ordinary course of business, (ix) any net loss attributable to foreign exchange fluctuation and (x) any losses attributable to the booking of reserves against or the write-down of long-lived assets or impairment of intangibles (i.e., goodwill) minus (b) without duplication and to the extent included in determining such Consolidated Net Income for such period, the sum of (i) any gains attributable to the sale of assets outside the ordinary course of business and (ii) any net gain attributable to foreign exchange fluctuation, all determined on a consolidated basis in accordance with GAAP. For this purpose, a "non-cash charge" is one which involves no cash expenditure in the current fiscal year.

    "Consolidated Net Income" means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

    "Credit Parties" means the Borrower and the Guarantors.

    "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits or advances received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

    "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

    "Disclosed Matters" means the actions, suits, proceedings and financial and other matters disclosed in Schedule 4.04.

    "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

    "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

    "Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary or a special-purpose company created and used solely for purposes of effecting an IP Securitization Transaction.

    "Effective Date" means the date this Amended Agreement becomes effective in accordance with Section 3.01.

    "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

    "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on any UNOVA Company with respect to any of the foregoing.

    "Equity Interests" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

    "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Plans or to appoint a trustee under ERISA to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal by the Borrower or any ERISA Affiliate from any Plan with two or more contributing sponsors at least two of whom are not under common control or any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan to which the Borrower or any ERISA Affiliate contributes is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; provided that neither the Pension Reversion nor any action taken solely to effectuate the Pension Reversion shall constitute an ERISA Event for purposes hereof.

    "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

    "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

    "Euro-Dollar Loan" means a Loan made or to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

    "Euro-Dollar Reference Banks" means the principal London offices of The Chase Manhattan Bank, CIBC Inc. and Morgan Guaranty Trust Company of New York, or such other bank or banks as the Borrower and the Agent may from time to time mutually designate.

    "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

    "Event of Default" has the meaning set forth in Section 7.01.

    "Existing Agreement" has the meaning set forth in the recitals hereto.

    "Factory Power" means The Factory Power Company, an Ohio corporation.

    "Federal Funds Rate" means, for any day (the "accrual date"), the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on the accrual date, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the accrual date is not a Domestic Business Day, the Federal Funds Rate for the accrual date shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for the accrual date shall be the average rate quoted to Morgan Guaranty Trust Company of New York on the accrual date (or next preceding Domestic Business Day) on such transactions as determined by the Agent.

    "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

    "Financing Documents" means this Agreement, the Notes and the Security Documents.

    "Financing Transactions" means the execution, delivery and performance by each Credit Party of the Financing Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

    "Fiscal Quarter" means a fiscal quarter of the Borrower.

    "Fiscal Year" means a fiscal year of the Borrower.

    "Foreign Subsidiary" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States, other than any such entity that is (whether as a matter of law, pursuant to an election by such entity or otherwise) treated as a partnership in which any Credit Party is a partner or as a branch of any Credit Party for United States income tax purposes.

    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

    "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

    "Guarantee" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

    "Guarantors" means each Subsidiary listed on the signature pages of the Security Agreement under the caption "Guarantors" and each Domestic Subsidiary that shall, at any time after the date hereof, become a Guarantor pursuant to Section 19 of the Security Agreement.

    "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

    "Indemnitee" has the meaning set forth in Section 9.03(b).

    "Indenture" means the Indenture dated as of March 11, 1998 between UNOVA, Inc. and The First National Bank of Chicago, as Trustee.

    "Interest Period" means:

    (a) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

       (i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such

  Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

      (ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

      (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

    (b) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending on the Month-End Date thereafter; provided that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

    "IP Securitization Transaction" means a transaction consisting of either (i) a sale of the Battery and Disk IP Portfolio or an interest therein to a Person other than the Borrower or a Subsidiary (or a sale or other transfer of the Battery and Disk IP Portfolio or an interest therein to a Subsidiary which is a special-purpose company created solely for purposes of such transaction ("SPC")) or (ii) the incurrence by the Borrower or a Subsidiary of Debt secured by a Lien on the Battery and Disk IP Portfolio; provided that (A) in any case, the Borrower and its Subsidiaries shall retain a perpetual royalty free license to use the associated intellectual property and (B) in the case of a transaction involving the incurrence of Debt by the Borrower or a Subsidiary, such Debt (i) would qualify as Permitted Subordinated Debt but for the Lien on the Battery and Disk IP Portfolio securing the same, (ii) is not Debt of any UNOVA Company or (iii) is otherwise on terms which are satisfactory to the Agent.

    "KCH" means KCH Funding, L.L.C., a Delaware limited liability company.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    "Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

    "London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

    "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the UNOVA Companies taken as a whole, (b) the ability of the Credit Parties to perform any of their obligations under any Financing Document or (c) the rights of or benefits available to the Agent or any Bank under any Financing Document.

    "Material Debt" means Debt (other than the Loans) of one or more UNOVA Companies, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $10,000,000.

    "Material Financial Obligations" means a principal amount of Debt (other than the Loans) and/or payment or collateralization obligations in respect of one or more UNOVA Companies, arising in one or more related or unrelated transactions, exceeding in the aggregate $10,000,000.

    "Month-End Date" means the last Euro-Dollar Business Day of each calendar month.

    "Moody's" means Moody's Investors Service, Inc.

    "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage must be satisfactory in form and substance to the Agent.

    "Mortgaged Property" means each parcel of real property and improvements thereto owned or leased by a Credit Party that is either (i) identified as a Mortgaged Property on Schedule 4.05 or (ii) subject to a Transaction Lien granted after the Effective Date pursuant to Section 5.12 or 5.13.

    "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Net Proceeds" means, with respect to any event, (a) the cash proceeds received after the Effective Date in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the UNOVA Companies to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction, a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the UNOVA Companies as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the UNOVA Companies, and the amount of any reserves established by the UNOVA Companies to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

    "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

    "Notice of Borrowing" has the meaning set forth in Section 2.02.

    "Parent" means, with respect to any Bank, any Person controlling such Bank.

    "Participant" has the meaning set forth in Section 10.06(b).

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Pension Reversion" means the return of surplus assets of the UNOVA pension plan to the UNOVA Companies in conformity with all requirements of ERISA and the Code.

    "Permitted Investments" means investments in:

    (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

    (b) commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

    (c) certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized or licensed under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

    (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

    (e) mutual funds substantially all of whose investments are of the types described in (a)-(d) above.

    "Permitted Liens" means:

    (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

    (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

    (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

    (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens on assets relating to customer deposits and advances (including progress payments), in each case in the ordinary course of business;

    (e) Liens on litigation recoveries or licensing revenue securing contingent fee obligations to attorneys;

    (f)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

    (g) easements, restrictive covenants and conditions, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Liens" shall not include any Lien that secures Debt or Derivatives Obligations.

    "Permitted Subordinated Debt" means Debt of the Borrower which, in the reasonable judgment of the Agent, meets the following criteria:

       (i) such Debt is subordinated to the obligations of the Borrower under the Financing Documents pursuant to subordination provisions which are customary for capital markets issuances of subordinated debt at the Effective Date;

      (ii) such Debt is not Guaranteed by any other Person; provided that such Debt may be Guaranteed by any of the Guarantors on a basis subordinated to their respective obligations under the Financing Documents in accordance with clause (i);

      (iii) such Debt is not secured by any Lien;

      (iv) such Debt requires no cash payment of principal prior to two years after the Effective Date;

      (v) such Debt is on financial and other terms which are no less favorable to the Borrower than those prevailing in the market place for issuers of comparable credit standing; and

      (vi) the terms of such Debt do not restrict in any way the refinancing of this Agreement with other Debt ("Refinancing Debt"), the sale of assets to repay Debt under this Agreement or any Refinancing Debt, the grant of liens to secure Debt under this Agreement or any Refinancing Debt, or any terms and conditions (or amendments thereto) of Debt under this Agreement or any Refinancing Debt.

The Agent will use its best efforts to respond to a request from the Borrower for a determination whether proposed Debt constitutes Permitted Subordinated Debt within five Domestic Business Days.

    "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "Plan" means any employee pension benefit plan within the meaning of §3(2) of ERISA (except a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA.

    "Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of the date hereof between the Borrower and the Agent, substantially in the form of Exhibit D.

    "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time as its Prime Rate.

    "Reduction Event" means:

    (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Borrower or any Domestic Subsidiary, except (i) dispositions described in Sections 6.05(a), 6.05(b) and 6.05(c) and (ii) any disposition resulting in Net Proceeds not exceeding $1,000,000;

    (b) any casualty or other insured damage to any property of the Borrower or any Domestic Subsidiary, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof;

    (c) the issuance by any UNOVA Company of any Equity Interest, or the receipt by any UNOVA Company of any capital contribution, other than any such issuance of an Equity Interest to, or receipt of any such capital contribution from, a UNOVA Company; provided that the issuance of Equity Interests pursuant to employee benefit plans and similar arrangements in the ordinary course of business for aggregate Net Proceeds not exceeding $1,000,000 shall not give rise to a Reduction Event;

    (d) the incurrence by any UNOVA Company of any Debt, other than Debt described in clauses (i) through (vii), inclusive, and (x) of Section 6.01(a);

    (e) receipt of any amounts in connection with the settlement of intellectual property litigation, regardless of whether such settlement occurs prior to or on or after the Effective Date;

    (f)  the completion of the Pension Reversion; or

    (g) the completion of an IP Securitization Transaction.

    "Reduction Percentage" means, with respect to any Reduction Event 100.00%; provided that such percentage may be decreased (but not below 95.69%) with respect to any Reduction Event if and to the extent that the Borrower has agreed to apply a ratably equivalent portion of the related Net Proceeds to one or more Additional Secured Obligations (as defined in the Security Documents) substantially simultaneously with the application of such Net Proceeds pursuant to Section 2.11.

    "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Required Banks" means at any time Banks having at least 60% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 60% of the aggregate unpaid principal amount of the Loans.

    "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

    "Restricted Debt" means Debt of the Borrower or any Subsidiary, the payment, prepayment, redemption, purchase or defeasance of which is restricted under Section 6.07.

    "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any UNOVA Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any UNOVA Company (including, for this purpose, any payment in respect of any Equity Interest under a Synthetic Purchase Agreement).

    "S&P" means Standard & Poor's.

    "SEC" means the Securities and Exchange Commission.

    "Secured Guarantee" has the meaning specified in Section 1 of the Security Agreement.

    "Secured Obligations" has the meaning specified in Section 1 of the Security Agreement.

    "Secured Parties" has the meaning specified in Section 1 of the Security Agreement.

    "Security Agreement" means the Amended and Restated Guarantee and Security Agreement among the Credit Parties and the Agent, substantially in the form of Exhibit C.

    "Security Documents" means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Secured Obligations.

    "SPC" has the meaning set forth in the definition of IP Securitization Transaction.

    "subsidiary" means, with respect to any Person (the "parent") at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise controlled as of such date, by the parent and/or one or more of its subsidiaries.

    "Subsidiary" means any subsidiary of the Borrower.

    "Synthetic Purchase Agreement" means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower or a Subsidiary, of any Equity Interest or Restricted Debt or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Debt; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or its Subsidiaries (or their heirs or estates) will be deemed to be a Synthetic Purchase Agreement.

    "Termination Date" means November 8, 2001 (or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

    "Transaction Liens" means the Liens on Collateral granted by the Credit Parties under the Security Documents.

    "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

    "UNOVA Companies" means the Borrower and its Subsidiaries, other than a special-purpose company created and used solely for purposes of effecting an IP Securitization Transaction.

    "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

    SECTION 1.2.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Articles 5 or 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 or 6 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

    SECTION 1.3.  Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE CREDITS

    SECTION 2.1.  Commitments to Lend.  Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make loans to the Borrower from time to time during the Revolving Credit Period in an aggregate principal amount at any time outstanding not to exceed the amount of such Bank's Commitment. Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in an aggregate amount equal to the amount available in accordance with Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.10, prepay loans and reborrow under this Section at any time during the Revolving Credit Period.

    SECTION 2.2.  Notice of Borrowings.  The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

    (a  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

    (b  the aggregate amount of such Borrowing,

    (c  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

    (d  in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

    SECTION 2.3.  Notice to Banks; Funding of Loans.

    (a  Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

    (b  Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

    (c  If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

    (d  Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and, if such Bank shall fail to do so within one Domestic Business Day, the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

    SECTION 2.4.  Notes.  (a The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

    (b  Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

    (c  Each Bank shall record the date, amount, type and maturity of each Loan made by it, and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Credit Party under any Financing Document. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

    SECTION 2.5.  Maturity of Loans.  Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

    SECTION 2.6.  Interest Rates.  (a Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

    (b  Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the higher of (i) the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period and (ii) if an Event of Default exists on such day, the rate applicable to Base Rate Loans on such day. Such interest shall be payable for each Interest Period on the last day thereof and on each Month-End Date during such Interest Period.

    The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

    The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar

Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

    (c  Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Applicable Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the Applicable Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 9.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

    (d  The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

    (e  Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 9.01 shall apply.

    SECTION 2.7.  Fees.  (a Facility Fee.  The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a facility fee at the rate of 0.50% per annum. Such facility fee shall accrue (i) from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Termination Date or earlier date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued fees under this subsection (a) shall be payable in arrears on each Month-End Date, and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

    (b  Duration Fee.  The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a fee equal to 1.00% of the then aggregate amount of the Commitments (x) on May 9, 2001, if the aggregate amount of the Commitments exceeds $300,000,000 on such date and (y) on June 8, 2001, if the aggregate amount of the Commitments exceeds $200,000,000 on such date (whether or not there shall have previously been a fee paid pursuant to clause (x)).

    (c  Amendment Fee.  On the Effective Date, the Borrower shall pay to the Agent for the account of each Bank from which the Agent shall have received a signed counterpart of this Amended Agreement (or satisfactory confirmation of its signing a counterpart hereof) not later than the Effective Date, an amendment fee in an amount equal to 0.25% of such Bank's Commitment.

    SECTION 2.8.  Optional Termination or Reduction of Commitments.  The Borrower may, upon at least three Domestic Business Days' notice to the Agent (which shall promptly notify the Banks), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

    SECTION 2.9.  Scheduled Termination or Reduction of Commitments.  The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

    SECTION 2.10.  Optional Prepayments.  (a The Borrower may (i) upon at least one Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing and (ii) upon at least three Euro-Dollar Business Days' notice to the Agent, subject to Section 2.12, prepay any Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

    (b  Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

    SECTION 2.11.  Mandatory Prepayments and Reduction of Commitments.

    (a  Asset Dispositions.  If Net Proceeds are received by or on behalf of the Borrower or any Domestic Subsidiary in respect of any Asset Disposition, the Borrower shall prepay Loans and ratably reduce the Commitments in an aggregate amount equal to the Reduction Percentage of such Net Proceeds.

    (b  Casualty Events.  If Net Proceeds are received by or on behalf of the Borrower or any Domestic Subsidiary in respect of any Casualty Event, the Borrower shall prepay Loans and ratably reduce the Commitments in an aggregate amount equal to the Reduction Percentage of such Net Proceeds; provided that, if the Borrower shall deliver to the Agent a certificate of a Financial Officer to the effect that (i) the Borrower and its Domestic Subsidiaries intend to apply such Reduction Percentage of the Net Proceeds from such event (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Proceeds, to repair, restore or replace the property with respect to which such Net Proceeds were received, (ii) if such property is to be replaced, the property acquired to replace it will be included in the Collateral at least to the extent that the property to be replaced was included therein and (iii) no Default has occurred and is continuing, then no prepayment or reduction of Commitments will be required pursuant to this subsection in respect of such Reduction Percentage of the Net Proceeds (or the portion of such Reduction Percentage of the Net Proceeds specified in such certificate, if applicable) except that, if any such Reduction Percentage of the Net Proceeds have not been so applied by the end of such 270-day period, a prepayment and reduction of Commitments will be required at that time in an amount equal to the amount of such Reduction Percentage of the Net Proceeds that have not been so applied.

    (c)  Other Reduction Events.  If any Net Proceeds are received by or on behalf of the Borrower or any Domestic Subsidiary in respect of any Reduction Event (except an Asset Disposition or a Casualty Event), the Borrower shall prepay Loans and ratably reduce the Commitments in an aggregate amount equal to the Reduction Percentage of such Net Proceeds.

    (d)  Amount and Timing.  (i) Unless and until the Agent otherwise notifies the Borrower upon instruction of the Required Banks, prepayments and reductions in the Commitments pursuant to this Section shall be made in minimum amounts of $5,000,000 and larger multiples of $1,000,000, and any Reduction Percentage of the Net Proceeds of any Reduction Event less than $5,000,000 or in excess of a multiple of $1,000,000 shall be held pending a subsequent application when such unapplied amounts equal or exceed $5,000,000.

    (ii) Each prepayment required pursuant to this Section shall be made within three Euro-Dollar Business Days of the receipt by the Borrower or any Domestic Subsidiary of the related Net Proceeds; provided that, unless the Agent otherwise notifies the Borrower upon instruction of the Required Banks, if any such prepayment would otherwise require prepayment of Euro-Dollar Loans prior to the last day of an applicable Interest Period, such payment may be postponed to such last day so long as within three Euro-Dollar Business Days of receipt by the Borrower or a Domestic Subsidiary of the related Net Proceeds (i) the Borrower notifies the Agent of its election to so postpone such prepayment and (ii) the Borrower deposits in a Cash Collateral Account the amount of the required prepayment; provided that the Borrower shall not postpone such prepayment to the extent that such amount represents proceeds of Restricted Collateral (as defined in the Pledge Agreement). The reduction of the Commitments required in respect of such Reduction Event shall be effective on the date of the related prepayment; provided that if such prepayment is postponed pursuant to this subsection (d)(ii), such reduction of the Commitments shall, to the extent that the Commitments are at the time unused, not be postponed but shall instead be effective on the third Euro-Dollar Business Day following receipt by the Borrower or a Domestic Subsidiary of the related Net Proceeds.

    (e)  Allocation of Prepayments.  Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.11(f).

    (f)  Notice of Prepayments.  The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder (i) in the case of a Euro-Dollar Borrowing, not later than 11:00 A.M., New York City time, three Euro-Dollar Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than 11:00 A.M., New York City time, one Domestic Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly after it receives any such notice, the Agent shall advise the Banks of the contents thereof.

    (g) Availability Amount.  The Availability Amount shall be reduced simultaneously with each reduction of the Commitments pursuant to this Section by the amount of such reduction.

    SECTION 2.12.  General Provisions as to Payments.  (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

    (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

    SECTION 2.13.  Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article 2, 8 or 9 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a), 2.10(b) or 2.11(f), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, setting forth the basis of calculation thereof, which certificate shall be conclusive in the absence of manifest error.

    SECTION 2.14.  Computation of Interest and Fees.  Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3

CONDITIONS

    SECTION 3.1.  Effectiveness.  This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

    (a) The Agent (or its counsel) shall have received from the Borrower and Banks comprising the Required Banks either (i) a counterpart of this Amended Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Amended Agreement.

    (b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Banks and dated the Effective Date) of each of (i) Latham & Watkins, counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) the General Counsel of the Borrower, substantially in the form of Exhibit B-2 and (iii) local counsel in each jurisdiction where a Mortgaged Property is located, substantially in the form of Exhibit B-3, and, in the case of each opinion required by this subsection, covering such other matters relating to the Credit Parties, the Financing Documents or the Financing Transactions as the Agent shall reasonably request. The Borrower requests such counsel to deliver such opinions.

    (c) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Financing Transactions and any other legal matters relating to the Credit Parties, the Financing Documents or the Financing Transactions, all in form and substance satisfactory to the Agent and its counsel.

    (d) The Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b), (c) and (d) of Section 3.02.

    (e) The Credit Parties shall have paid all fees and other amounts due and payable to the Agent and the Banks on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party under the Financing Documents.

    (f)  The Collateral and Guarantee Requirement shall have been satisfied.

    (g) The Agent shall have received evidence satisfactory to it that the Transfer and Administration Agreement among Enterprise Funding Corporation, as Company, KCH Funding, L.L.C., as Transferor, UNOVA, Inc., as Parent and Servicer, and NationsBank, N.A., as Lead Arranger, Agent and Bank Investor, dated as of June 18, 1999 and related arrangements have, on the Effective Date and contemporaneously with the first Borrowing under this Amended Agreement, been terminated, and the assets of KCH reassigned to the Credit Parties and included in the Collateral, all in a manner reasonably satisfactory to the Agent.

On the Effective Date the Existing Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing Agreement. The Agent shall promptly notify the Borrower and each Bank of the effectiveness of this Amended Agreement, and such notice shall be conclusive and binding on all parties hereto.

    SECTION 3.2.  Borrowings.  The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

    (a) receipt by the Agent of a Notice of Borrowing as required by Section 2.02;

    (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the Availability Amount;

    (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

    (d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents (except, at any date after the Effective Date, those representations and warranties expressly made only as of the Effective Date) shall be true in all material respects on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants that:

    SECTION 4.1.  Organization; Powers.  Each UNOVA Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

    SECTION 4.2.  Authorization; Enforceability.  The Financing Transactions to be entered into by each UNOVA Company are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Financing Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the

Borrower or such Credit Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

    SECTION 4.3.  Governmental Approvals; No Conflicts.  The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Transaction Liens, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any UNOVA Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any UNOVA Company or any of its properties, or give rise to a right thereunder to require any UNOVA Company to make any payment, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any property of any UNOVA Company.

    SECTION 4.4.  Financial Statements; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Banks (i) its consolidated balance sheet as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, reported on by its independent public accountants, and (ii) its consolidated balance sheet as of September 30, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the portion of the Fiscal Year then ended, all certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

    (b) None of the UNOVA Companies has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters.

    (c) Since September 30, 2000, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the UNOVA Companies, taken as a whole, except for the Disclosed Matters.

    SECTION 4.5.  Properties.  (a) Each UNOVA Company has good title to, or valid leasehold interests in, all real and personal property material to its business (including all its Mortgaged Properties), except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

    (b) Each UNOVA Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the UNOVA Companies does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    (c) As of the Effective Date, no Credit Party has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

    (d) Schedule 4.05 sets forth the correct address and a brief description of each domestic real property that is owned by the Borrower or any Domestic Subsidiary as of the Effective Date as to which the interest of the relevant UNOVA Company therein has a book value or estimated fair market value in excess of $1,000,000.

    SECTION 4.6.  Litigation and Environmental Matters.  (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any UNOVA Company (i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Financing Documents or the Financing Transactions.

    (b) Except for the Disclosed Matters and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no UNOVA Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

    (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

    SECTION 4.7.  Compliance with Laws and Agreements.  Each UNOVA Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 4.8.  Investment and Holding Company Status.  No UNOVA Company is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" or "subsidiary company" of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    SECTION 4.9.  Taxes.  Each UNOVA Company has timely filed or caused to be filed all tax returns and reports required to have been filed by it and has paid or caused to be paid all taxes required to have been paid by it, except (a) any taxes that are being contested in good faith by appropriate proceedings and for which the relevant UNOVA Company has set aside on its books adequate reserves or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 4.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, (i) with respect to each Plan, the present value of the accumulated benefit obligations thereunder did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets thereof, and (ii) with respect to all underfunded Plans in the aggregate, the present value of all the accumulated benefit obligations thereunder did not, as of such date, exceed the fair market value of all the assets thereof.

    SECTION 4.11.  Disclosure.  The Borrower has disclosed to the Banks all agreements, instruments and corporate or other restrictions to which any UNOVA Company is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information, taken as a whole, furnished by or on behalf of any Credit Party to the Agent or any Bank in connection with the negotiation of this Amended Agreement or any other Financing Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

    SECTION 4.12.  Subsidiaries.  Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date. Except for KCH, all the Borrower's Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements.

    SECTION 4.13.  Insurance.  Schedule 4.13 sets forth a description of insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

    SECTION 4.14.  Solvency.  Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

ARTICLE 5

AFFIRMATIVE COVENANTS

    Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Banks that:

    SECTION 5.1.  Financial Statements and Other Information.  The Borrower will furnish to the Agent and each Bank:

    (a) within 90 days after the end of each Fiscal Year, its audited consolidated and unaudited consolidating balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

    (b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders' equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

    (c) within 35 days after the end of each of the first two fiscal months of each Fiscal Quarter, its consolidated balance sheet as of the end of such month and the related statements of operations, stockholders' equity and weekly cash flows for such month and for the then elapsed portion of the Fiscal Year, setting forth in each case Consolidated EBITDA, Capital Expenditures and, in comparative form, the figures for actual sales and the figures for budgeted sales, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

    (d) on Friday of each week, rolling weekly cash flow projections for the following four weeks, including cash availability and Consolidated Debt for each week;

    (e) concurrently with each delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's most recent audited financial statements referred to in Section 4.04 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

    (f)  concurrently with each delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements (which certificate may be limited to the extent required by accounting rules or guidelines);

    (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any UNOVA Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

    (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any UNOVA Company, or compliance with the terms of any Financing Document, as the Agent or any Bank may reasonably request.

    SECTION 5.2.  Notice of Material Events.  Within five days after any officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Agent and each Bank written notice of the following:

    (a) the occurrence of any Default;

    (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any UNOVA Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

    (c) the occurrence of one or more ERISA Events that, alone or in the aggregate could reasonably be expected to result in liabilities of the UNOVA Companies in an aggregate amount exceeding $10,000,000; and

    (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

    Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

    SECTION 5.3.  Information Regarding Collateral.  The Borrower will furnish to the Agent prompt written notice of any change in (i) any Credit Party's corporate name or any trade name used to identify it in the conduct of its business or any Credit Party's chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Credit Party's identity or corporate structure or (iii) any Credit Party's Federal Taxpayer Identification Number. The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral. The Borrower will also promptly notify the Agent if any material portion of the Collateral is damaged or destroyed.

    SECTION 5.4.  Existence; Conduct of Business.  Each UNOVA Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

    SECTION 5.5.  Payment of Obligations.  Each UNOVA Company will pay its Debt and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 5.6.  Maintenance of Properties.  Each UNOVA Company will maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

    SECTION 5.7.  Insurance.  (a) The UNOVA Companies will maintain with financially sound and reputable insurance companies selected by the Borrower that customarily write insurance for the risks covered thereby in the amounts contemplated thereby:

       (i) fire and extended coverage insurance, on a replacement cost basis, with respect to all personal property and improvements to real property, in such amounts as are customarily maintained by companies in the same or similar business operating in the same or similar locations;

      (ii) commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, about or in connection with the use of any properties owned, occupied or controlled by it, providing coverage on an occurrence basis with a combined single limit of at least $5,000,000 and including the broad form CGL endorsement;

      (iii) business interruption insurance, insuring against loss of gross earnings for a period of at least 12 months arising from any risks or occurrences required to be covered by insurance pursuant to clause (i) above; and

      (iv) such other insurance as may be required by law or as is usually carried by companies of established repute engaged in the same or similar business, owning similar properties, and located in the same general areas as the UNOVA Companies.

Deductibles or self-insured retention shall not exceed $2,500,000 for fire and extended coverage policies, $2,500,000 for commercial general liability policies or seven days for business interruption policies.

    (b) Fire and extended coverage policies (and any policies required to be maintained pursuant to subsection (c) of this Section) maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders' loss payable clause (regarding personal property), in each case in favor of the Agent and providing for losses thereunder to be payable to the Agent or its designee as an additional loss payee, (ii) a provision to the effect that neither the Borrower, the Agent nor any other party shall be a coinsurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies shall be endorsed to name the Agent and each Bank as an additional insured. Business interruption policies shall name the Agent as an additional loss payee. Each such policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon at least 10 days' prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon at least 30 days' prior written notice thereof by the insurer to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent) together with evidence satisfactory to the Agent of payment of the premium therefor.

    (c) If at any time the area in which any Mortgaged Property is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain flood insurance in such total amount as the Agent or the Required Banks may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. If at any time the area in which any Mortgaged Property is located is designated a "Zone 1" area, the Borrower shall obtain earthquake insurance in such total amount as the Agent or the Required Banks may from time to time require (to the extent available at commercially reasonable rates).

    SECTION 5.8.  Casualty and Condemnation.  The Borrower (a) will furnish to the Agent and the Banks prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.11.

    SECTION 5.9.  Proper Records; Rights to Inspect.  Each UNOVA Company will keep proper books of record and account in which complete and correct entries in all material respects are made of all transactions relating to its business and activities. Each UNOVA Company will permit any representatives designated by the Agent or any Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of representatives of the Company) independent accountants, all at such reasonable times and as often as reasonably requested.

    SECTION 5.10.  Compliance with Laws.  Each UNOVA Company will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 5.11.  Use of Proceeds.  The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

    SECTION 5.12.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Domestic Business Days after such Subsidiary is formed or acquired, notify the Agent and the Banks thereof and cause any Equity Interest in or Debt of such Subsidiary owned by or on behalf of any Credit Party to be added to the Collateral (except that the Credit Parties shall not be required to pledge (i) shares of any SPC unless required by the Agent or (ii) more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary). If such Subsidiary is or subsequently becomes a wholly owned Domestic Subsidiary and is not prohibited by applicable law or regulation from guaranteeing the Borrower's obligations hereunder, the Borrower shall promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a "Guarantor" and "Lien Grantor" for purposes of the Financing Documents.

    SECTION 5.13.  Further Assurances.  (a) Each UNOVA Company will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Agent or the Required Banks may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower's expense. The Borrower will provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

    (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Guarantor after the Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Agent and the Banks thereof, and, if requested by the Agent or the Required Banks, will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien, including actions described in Section 5.13(a), all at the Borrower's expense.

    (c) The provisions of Section 5.12 and of this Section 5.13 are subject to the limitations contemplated by the Pledge Agreement and the Mortgages with respect to assets which would be Restricted Collateral as defined therein.

ARTICLE 6

NEGATIVE COVENANTS

    Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Banks that:

    SECTION 6.1.  Debt; Certain Equity Securities.  (a) No UNOVA Company will create, incur, assume or permit to exist any Debt, except:

       (i) Debt created under the Financing Documents;

      (ii) Debt existing on the date hereof and listed in Schedule 6.01, and extensions, renewals, refinancings and replacements of any such Debt that do not increase the outstanding principal amount thereof (other than for reasonable fees and expenses incurred in connection with such refinancing) or result in an earlier maturity date or decreased weighted average life thereof;

      (iii) Debt of the Borrower to any Subsidiary that is a Guarantor and Debt of any Subsidiary to the Borrower or any other Subsidiary that is a Guarantor;

      (iv) Guarantees by the Borrower of Debt of any Subsidiary that is a Guarantor and Guarantees by any Subsidiary of Debt of the Borrower or any other Subsidiary that is a Guarantor;

      (v) Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Debt is incurred before or within 120 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this clause shall not exceed $5,000,000 at any time outstanding;

      (vi) Debt of Foreign Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

     (vii) Debt in the form of letters of credit or bank guarantees issued in the ordinary course of business and not as Guarantees of other obligations which constitute Debt;

     (viii) Permitted Subordinated Debt (including Guarantees permitted by clause (ii) of the definition thereof);

      (ix) Debt incurred in connection with IP Securitization Transactions; and

      (x) Debt not otherwise permitted in an aggregate principal amount not exceeding $1,000,000 at any time outstanding.

    (b) No UNOVA Company will issue any preferred stock or other preferred Equity Interests to any Person other than a UNOVA Company; provided that the Borrower may issue preferred stock if the redemption and other terms thereof are such that the preferred stock would meet the requirements of clauses (ii), (iii), (iv) and (vi) of the definition of Permitted Subordinated Debt if such stock were considered Debt.

    SECTION 6.2.  Liens.  No UNOVA Company will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

    (a) Transaction Liens;

    (b) Permitted Liens;

    (c) any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (i) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than for reasonable fees and expenses incurred in connection with such refinancing);

    (d) any Lien existing on any property before the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien will not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than for reasonable fees and expenses incurred in connection with such refinancing);

    (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) the Debt secured by such liens is permitted by Section 6.01(a)(v), (ii) such

Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement and (iii) such Liens will not apply to any other property of the Borrower or any Subsidiary;

    (f)  Liens on cash and cash equivalents not exceeding $75,000,000; provided that such Liens shall not secure any Additional Secured Obligations (as defined in the Security Agreement);

    (g) Liens on the Battery and Disc IP Portfolio arising in connection with an IP Securitization Transaction;

    (h) Liens on assets of Foreign Subsidiaries securing solely obligations of Foreign Subsidiaries; and

    (i)  Liens not otherwise permitted securing obligations in an aggregate principal amount at any time not to exceed $1,000,000.

    SECTION 6.3.  Fundamental Changes.  (a) No UNOVA Company will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor and (iii) any Subsidiary (except a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Banks; provided that, if any such merger involves a Person that is not a wholly owned Subsidiary immediately before such merger, such merger shall not be permitted unless also permitted by Section 6.04.

    (b) No UNOVA Company will engage to any material extent in any business except businesses of the types conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

    SECTION 6.4.  Investments, Loans, Advances, Guarantees and Acquisitions.  No UNOVA Company will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

    (a) Permitted Investments;

    (b) investments existing on the date hereof and listed on Schedule 6.04;

    (c) investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries that are Guarantors;

    (d) loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary that is a Guarantor;

    (e) Guarantees constituting Debt permitted by Section 6.01;

    (f)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

    (g) advances after the date hereof to Foreign Subsidiaries in an aggregate amount not exceeding $5,000,000 at any time outstanding plus any amounts advanced to Foreign Subsidiaries to make required prepayments of Additional Secured Obligations with respect to Reduction Events; provided that such $5,000,000 shall be reduced (but not below zero) by the amount of, and any advance theretofore made pursuant to this clause (g) shall be repaid with the initial proceeds of, any incremental Debt incurred by Foreign Subsidiaries after the Effective Date pursuant to Section 6.01(a)(vi);

    (h) loans to employees, officers and directors made in the ordinary course of business consistent with past practice;

    (i)  Guarantees of obligations (other than Debt) of the Borrower or a Subsidiary arising in the ordinary course of business; and

    (j)  investments in the ordinary course of business not otherwise permitted in an aggregate amount at any time outstanding not exceeding $1,000,000.

    SECTION 6.5.  Asset Sales.  No UNOVA Company will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary, except:

    (a) sales of inventory and Permitted Investments and sales or licenses of intellectual property, in each case in the ordinary course of business;

    (b) subject to Section 6.04, sales to the Borrower or a Subsidiary;

    (c) sales of equipment in the ordinary course of business in an aggregate amount not to exceed $25 million; provided that the net cash proceeds of any such sale are used to acquire equipment or to repair or restore existing equipment in each case, in the ordinary course of business; and

    (d) other sales of assets for consideration consisting solely of cash (or including sufficient cash such that, after giving effect thereto and to Section 2.05, the Commitments are reduced to zero);

provided that all sales, transfers, leases and other dispositions permitted by subsections (a), (c) and (d) of this Section shall be made for fair value.

    SECTION 6.6.  Derivatives Obligations.  No UNOVA Company will enter into any Derivatives Obligations, except Derivatives Obligations entered into in the ordinary course of business to hedge or mitigate risks to which a UNOVA Company is exposed in the conduct of its business or the management of its liabilities.

    SECTION 6.7.  Restricted Payments; Certain Payments of Debt.  (a) No UNOVA Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) the Borrower may repurchase shares of its common stock for aggregate consideration not exceeding $100,000 and (iii) any Subsidiary may declare and pay dividends with respect to its capital stock.

    (b) Except as contemplated by Section 3.01(g) or in connection with any Reduction Event, neither the Borrower nor any Domestic Subsidiary will make or agree to pay or make, directly or indirectly, any voluntary payment or other voluntary distribution (whether in cash, securities or other property) of or in respect of principal of any Debt, or any voluntary payment or other voluntary distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Debt, except payment of Debt created under the Financing Documents.

    (c) The Borrower will not enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

    SECTION 6.8.  Transactions with Affiliates.  No UNOVA Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such UNOVA Company than could be obtained on an arm's-length basis from unrelated third parties or (b) transactions between or among the Borrower and the Guarantors not involving any other Affiliate.

    SECTION 6.9.  Restrictive Agreements.  No UNOVA Company will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Domestic Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Debt of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Financing Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt or to Permitted Subordinated Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

    SECTION 6.10.  Amendment of Material Documents.  No UNOVA Company will agree to any amendment or other modification of the terms of (x) any Debt which is contractually subordinated to the obligations of any Credit Party under the Financing Documents or (y) any other Material Debt, in any such case if such modification could reasonably be expected to adversely affect the rights and remedies of the Banks under or in respect of the Financing Documents.

    SECTION 6.11.  Capital Expenditures.  The Borrower will not permit the aggregate amount of Capital Expenditures made in any fiscal period referred to below to exceed the amount specified:

Fiscal Period	Amount
1/1/01 - 3/31/01	$17,000,000
1/1/01 - 6/30/01	$27,000,000
1/1/01 - 9/30/01	$35,000,000

    SECTION 6.12.  Minimum Consolidated EBITDA.  The Borrower will not permit Consolidated EBITDA for any fiscal period set forth below to be less than the amount set forth below opposite such fiscal period:

Fiscal Period	Amount
1/1/01 - 3/31/01	$(5,000,000)
1/1/01 - 6/30/01	$3,000,000
1/1/01 - 9/30/01	$22,000,000

    SECTION 6.13.  Maximum Cash Balances.  The aggregate cash and cash equivalents of the Borrower and its Domestic Subsidiaries (exclusive of (i) cash and cash equivalents subject to Liens contemplated by Section 6.02(f), (ii) cash and cash equivalents held in a Cash Collateral Account and (iii) uncollected items) will at no time exceed $20,000,000.

ARTICLE 7

EVENTS OF DEFAULT

    SECTION 7.1.  Events of Default.  If any of the following events ("Events of Default") shall occur:

    (a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

    (b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Financing Document, and such failure shall continue unremedied for a period of five days;

    (c) any representation, warranty or certification made or deemed made by or on behalf of any UNOVA Company in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

    (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.11 or in Article 6;

    (e) any Credit Party shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Bank);

    (f)  any UNOVA Company shall fail to make a payment or payments in respect of Material Financial Obligations when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

    (g) any event or condition occurs that results in Material Debt becoming due before its scheduled maturity or that enables (with the giving of appropriate notice if required) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

    (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any UNOVA Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any UNOVA Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

    (i)  any UNOVA Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any UNOVA Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize any of the foregoing;

    (j)  any UNOVA Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

    (k) one or more judgments for the payment of money in an aggregate amount exceeding $10,000,000 (in excess of amounts covered by insurance as to which the carrier has acknowledged coverage) shall be rendered against one or more UNOVA Companies and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by the judgment creditor in respect thereof to attach or levy upon any asset of any UNOVA Company to enforce any such judgment;

    (l)  an ERISA Event shall have occurred that, in the reasonable opinion of the Required Banks, when taken together with all other ERISA Events that have occurred subsequent to the Effective Date, could reasonably be expected to result in a Material Adverse Effect;

    (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral with a value in excess of $1,000,000, with the priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Financing Documents or (ii) as a result of the Agent's failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;

    (n) a Change in Control shall occur; or

    (o) any Guarantor's Secured Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or any Bank, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE AGENT

    SECTION 8.1.  Appointment and Authorization.  Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

    SECTION 8.2.  Agent and Affiliates.  Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

    SECTION 8.3.  Action by Agent.  The obligations of the Agent hereunder are only those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 7 and in the Security Documents.

    SECTION 8.4.  Consultation with Experts.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    SECTION 8.5.  Liability of Agent.  Neither the Agent nor any of its affiliates nor any of the directors, officers, agents or employees of the foregoing shall be liable for any action taken or not taken by it or them in connection herewith (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in the Financing Documents) or (ii) in the absence of its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of the directors, officers, agents or employees of the foregoing shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

    SECTION 8.6.  Indemnification.  Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Financing Documents or any action taken or omitted by such indemnitees thereunder.

    SECTION 8.7.  Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

    SECTION 8.8.  Successor Agent.  The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent, subject to the approval of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, with the approval of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank, if any Bank is willing to accept such appointment, and in any event shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

    SECTION 8.9.  Agent's Fees.  The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

ARTICLE 9

CHANGE IN CIRCUMSTANCES

    SECTION 9.1.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

    (a) the Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the London interbank market for such Interest Period, or

    (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

    SECTION 9.2.  Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section 9.02, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

    SECTION 9.3.  Increased Cost and Reduced Return.  (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any

Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

    (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be liable for any such amounts attributable to a period more than three months prior to the date of notice by such Bank to the Borrower of its intention to seek compensation under this subsection (b).

    (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and the basis of calculation thereof, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

    SECTION 9.4.  Taxes.  (a) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

    (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

    (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 9.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Agent (as the case may be) makes demand therefor.

    (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 9.04(a).

    (e) For any period with respect to which a Bank has failed to provide the Borrower with the form required pursuant to Section 9.04(d), if any (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 9.04(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

    (f)  If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 9.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

    SECTION 9.5.  Base Rate Loans Substituted for Affected Euro-dollar Loans.  If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 9.02 or (ii) any Bank has demanded compensation under Section 9.03 or 9.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

    (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

    (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Euro-Dollar Loans instead.

    SECTION 9.6.  Substitution of Bank.  If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 9.02 or (ii) any Bank has demanded compensation under Section 9.03 or 9.04, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.

ARTICLE 10

MISCELLANEOUS

    SECTION 10.1.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 9 shall not be effective until received.

    SECTION 10.2.  No Waivers.  No failure or delay by the Agent or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 10.3.  Expenses; Indemnification.  (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of outside counsel (or, in lieu thereof, the allocated cost of in-house counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

    (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (i) (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Financing Documents, or any actual or proposed use of proceeds of Loans hereunder or (ii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by any UNOVA Company, or any Environmental Liability related in any way to any UNOVA Company; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct.

    SECTION 10.4.  Sharing of Set-offs.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section  shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower, in the amount of such participation.

    SECTION 10.5.  Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of, accrued interest on or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any scheduled termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of the Financing Documents.

    SECTION 10.6.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

    (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or in any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 10.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 9 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

    (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to a Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Agent and, so long as no Event of Default exists, the Borrower (which consents shall not be unreasonably withheld or delayed); provided that if an Assignee is a Bank prior to such assignment or is an affiliate of such transferor Bank, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 9.04.

    (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

    (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 9.03 or 9.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 9.02, 9.03 or 9.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances.

    SECTION 10.7.  Collateral.  Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

    SECTION 10.8.  Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Financing Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

    SECTION 10.9.  Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

    SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

    SECTION 10.11.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Bank and each of its affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bank or affiliate to or for the credit or the account of any Credit Party against any obligations of such Credit Party now or hereafter existing under the Financing Documents and held by such Bank, irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank may have.

    IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNOVA, INC.
By:	/s/ ELMER C. HULL, JR.

Title:	Vice President and Treasurer 21900 Burbank Boulevard Woodland Hills, California 91367 Facsimile number: 818-992-2848

Commitments

$78,000,000	MORGAN GUARANTY TRUST COMPANY OF NEW YORK
By: /s/ JOSEPH F. MURPHY Title: Vice President
$55,000,000	BANK OF AMERICA, N.A.
By: /s/ DAN FARREN Title: Vice President
$35,000,000	THE BANK OF NEW YORK
By: /s/ ROBERT BESSER Title: Vice President
$35,000,000	THE CHASE MANHATTAN BANK
By: /s/ WILLIAM P. RINDFUSS Title: Vice President
$35,000,000	CIBC INC.
By: /s/ GEORGE KNIGHT Title: Managing Director
$35,000,000	THE FIRST NATIONAL BANK OF CHICAGO
By: /s/ RONNIE KAPLAN Title: Vice President
$28,000,000	CREDIT SUISSE FIRST BOSTON
By: /s/ ROBERT N. FINNEY Title: Managing Director
By: /s/ LALITA ADVANI Title: Assistant Vice President

$28,000,000	DRESDNER BANK AG, NEW YORK BRANCH AND GRAND CAYMAN BRANCH
By: /s/ JOANNA M. SOLOWSKI Title: Vice President
By: /s/ KEN HAMILTON Title: Senior Vice President
$28,000,000	MELLON BANK, N.A.
By: /s/ LAWRENCE C. IVEY Title: First Vice President
$28,000,000	THE NORTHERN TRUST COMPANY
By: /s/ DAVID J. MITCHELL Title: Vice President
$15,000,000	DEUTSCHE BANK AG NEW YORK BRANCH AND/OR CAYMAN ISLAND BRANCH
By: /s/ HANS-JOSEF THIELE Title: Director
By: /s/ OLIVER SCHWARZ Title: Vice President

Total Commitments
$400,000,000

MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent
By: /s/ JOSEPH F. MURPHY Title: Vice President 60 Wall Street New York, New York 10260-0060 Attention: Telex number: 177615

SCHEDULE 1.01A

Availability Amount

    Subject to Section 2.11, the Availability Amount at any date (the "date of determination") is the sum of (a) the amount set forth in Column B opposite the date in Column A which has most recently occurred on or prior to the date of determination plus (b) (i) for any date of determination between the Effective Date and March 31, 2001 (inclusive), $5,000,000; (ii) for any date of determination between April 1, 2001 and June 30, 2001 (inclusive), $10,000,000 and (iii) for any later date of determination, $15,000,000; provided that the incremental amount of Loans permitted by this clause (b) may be used solely to provide cash collateral for letters of credit and foreign exchange contracts as contemplated by Section 6.02(f):

A	B
Effective Date	$270,000,000
2/15/01	290,000,000
3/1/01	310,000,000
4/1/01	325,000,000
5/1/01	340,000,000
6/1/01	355,000,000
7/1/01	370,000,000
8/1/01	385,000,000
9/1/01	400,000,000

EXHIBIT A

NOTE

    New York, New York

            September 24, 1997

    For value received, UNOVA Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of            (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

    Each Loan made by the Bank, the type and maturity thereof, and all repayments of the principal thereof, shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower or any Guarantor hereunder or under any other Financing Document.

    This note is one of the Notes referred to in the Credit Agreement dated as of September 24, 1997 among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

UNOVA, INC.
By:
Title:

A-1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Repaid	Date	Notation Made By

A-2

EXHIBIT B-1

February  , 2001

Morgan Guaranty Trust Company of New York  as Agent and Bank 60 Wall Street New York, New York, 10260-0060

The Banks set forth in Schedule 1

  Re:
  UNOVA, Inc./Amended and Restated Credit Agreement dated as of February   , 2001 by and among UNOVA, Inc., as borrower, Morgan Guaranty Trust Company of New York, as agent, and the Banks party thereto

Ladies and Gentlemen:

    We have acted as special counsel to UNOVA, Inc., a Delaware corporation (the "Borrower"), in connection with that certain Amended and Restated Credit Agreement dated as of February  , 2001 (the "Credit Agreement") among Morgan Guaranty Trust Company of New York, as agent (the "Agent"), the Banks (the "Banks") party thereto and the Borrower, and the other Loan Documents (as defined below). This opinion is rendered to you pursuant to Section 3.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

    As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. We have examined, among other things, the following:

    a.  the Credit Agreement;

    b.  the Amended and Restated Guarantee and Security Agreement (the "Guarantee Security Agreement"), dated as of February   , 2001, by and among the Borrower, Intermec Technologies Corporation ("Intermec"), UNOVA Industrial Automation Systems ("IAS," and together with the Borrower and Intermec, the "Opinion Parties"), the Agent and the other parties thereto;

    c.  the Amended and Restated Pledge Agreement (the "Pledge Agreement"), dated as of February  , 2001, by and among the Opinion Parties, the Agent and the other parties thereto;

    d.  the Trademark Security Agreements (collectively, the "Trademark Security Agreements"), dated as of February   , 2001, by and among the Opinion Parties party thereto, the Agent and the other parties thereto;

    e.  the Mortgages, dated February  , 2001, executed by Intermec or IAS for the benefit of the Agent (collectively, the "Mortgages");

    f.   the Patent Security Agreements (collectively, the "Patent Security Agreement"), dated as of February   , 2001, by and among the Opinion Parties party thereto, the Agent and the other parties thereto; and

    g.  the Indenture, by and between Borrower and The First National Bank of Chicago, as Trustee, dated as of March 11, 1998 (the "Indenture").

    The documents described in subsections (a)—(f) above are referred to herein collectively as the "Loan Documents." As used in this opinion, the "UCC" shall mean the Uniform Commercial Code as now in effect in the State of New York.

    In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have assumed that the parties to the Loan Documents have not entered into any agreements of which we are unaware which modify the terms of the Loan Documents and have not otherwise expressly or by implication waived, or agreed to any modification of the Loan Documents.

    We have been furnished with, and with your consent have relied upon, certificates of officer(s) of the Opinion Parties with respect to certain factual matters.

    We are opining herein as to the effect on the subject transactions only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state or any laws which are applicable to the subject transactions or the parties thereto because of the nature or extent of their business.

    We assume for purposes of this opinion that: (i) all parties to the Loan Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all parties to the Loan Documents have the requisite organizational power and authority to execute and deliver the Loan Documents and to perform their respective obligations under the Loan Documents to which they are a party; (iii) the Loan Documents to which such parties are a party have been duly authorized, executed and delivered by such parties and, except with respect to the Opinion Parties in connection with the Loan Documents other than the Mortgages, constitute their legally valid and binding obligations, enforceable against them in accordance with their terms; and (iv) except for matters expressly covered in this opinion, the execution, delivery and performance by each of the Opinion Parties of the Loan Documents do not constitute a breach or a default under any agreement or instrument which is binding upon any Opinion Party. We understand that you will be receiving the opinion of Daniel S. Bishop, Senior Vice President and General Counsel of the Borrower, with respect to certain of these and other matters and we have with your permission assumed, without further verification, that the opinions set forth therein are true and correct.

    Our opinions set forth in paragraph 2 below are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in secured loan transactions.

    Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof:

    1.  Each of the Loan Documents (other than the Mortgages) constitutes a legally valid and binding obligation of each of the Opinion Parties which is a party to such Loan Document, enforceable against such Opinion Party, in accordance with its terms.

    2.  The execution and delivery of each of the Loan Documents by each Opinion Party which is a party to such Loan Document, the borrowing of the loans or the granting of liens pursuant to the Loan Documents by the Opinion Parties, the guaranty of the indebtedness of the Borrower by Intermec and IAS pursuant to the Guarantee Security Agreement, and the payment of the indebtedness of the Borrower evidenced by the Notes do not: (a) violate any federal or New York statute, rule or regulation applicable to the Opinion Parties (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), (b) result in the breach of or a default under the Indenture, or (c) require any consents, approvals, authorizations, registrations, declarations or filings by the Opinion Parties under any federal or New York statute, rule or regulation applicable to the Opinion Parties, except (i) the due recording of any Intellectual Property Security Agreement (as defined in the Guarantee Security Agreement) with the appropriate federal, state or local governmental agencies, as applicable, and (ii) compliance with federal and state securities laws in connection with any sale of any portion of pledged securities. No opinion is expressed in clauses (a) and (c) of this paragraph 2 as to the application of Section 547 and 548 of the federal Bankruptcy Code and comparable provisions of state law or of any antifraud laws, securities laws, antitrust or trade regulation laws.

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    3.  The provisions of the Guarantee Security Agreement are effective to create valid security interests in favor of the Collateral Agent (as defined therein) for the benefit of the Secured Parties (as defined therein) in that portion of the collateral of the Opinion Parties described in Section 3 of the Guarantee Security Agreement which is subject to Article 9 of the UCC (the "Collateral") as security for the payment, to the extent set forth therein, of all obligations of the Opinion Parties to the Banks under the Loan Documents.

    4.  The provisions of the Pledge Agreement are effective to create valid security interests in favor of the Collateral Agent (as defined therein) for the benefit of the Secured Parties (as defined therein) in that portion of the collateral of the Opinion Parties described in Section 3 of the Pledge Agreement which is subject to Article 9 of the UCC (the "Pledged Collateral") as security for the payment, to the extent set forth therein, of all obligations of the Opinion Parties to the Banks under the Loan Documents.

    5.  Upon delivery of the certificates issued to the Opinion Parties representing the capital stock listed on Schedule II to the Pledge Agreement (the "Pledged Securities") to the Agent in the State of New York, pursuant to the Pledge Agreement, with undated stock powers, duly endorsed in blank by an effective endorsement, the security interest in favor of the Collateral Agent (as defined therein) for the benefit of the Secured Parties (as defined therein) in the Pledged Securities will be perfected.

    The opinions expressed in paragraphs 1 and 2 do not include any opinions with respect to the creation, validity, perfection or priority of any security interest or lien or any opinions with respect to compliance with laws relating to permissible rates of interest. The opinions expressed in paragraph 1 and the opinions expressed in paragraphs 3, 4 and 5 as to the creation, validity and perfection of the security interests and liens referred to therein are further subject to the following limitations, qualifications and exceptions:

    (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

    (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;

    (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

    (d) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable.

    We have not been requested to express and, with your permission, do not render any opinion as to the applicability to the obligations of the Opinion Parties under the Loan Documents of Sections 547 and 548 of the Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to preferences and fraudulent transfers and obligations.

    In rendering the opinions expressed in paragraph 2(b), (i) we express no opinion with respect to the effect of any action or inaction by the Borrower or any of its Subsidiaries under the Loan Documents or the Indenture which may result in a breach or default under the Indenture, and (ii) we express no opinion with respect to any matters which require the performance of a mathematical calculation or the making of a financial or accounting determination. In addition, we have relied exclusively on an officer's certificate of Michael E. Keane, the Senior Vice President and Chief Financial Officer of the Borrower with respect to the calculation of the Restricted Amount (as defined in the Pledge Agreement).

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    Our opinions in paragraphs 3, 4 and 5 are also subject to the following assumptions, exceptions, limitations and qualifications:

     (i) we express no opinion as to the creation, validity or perfection of any security interest that is not governed by, or that is excluded from coverage by, Article 8 or 9 of the UCC and we express no opinion as to the priority of any security interest or lien;

    (ii) we have assumed that the Opinion Parties have "rights" in the Collateral and the Pledged Collateral and that "value" has been given, as contemplated by Section 9-203 of the UCC;

    (iii) we call to your attention the fact that the perfection of a security interest in "proceeds" (as defined in the UCC) of collateral is governed and restricted by Section 9-306 of the UCC;

    (iv) Section 552 of the federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case; and

    (v) we have assumed that the "issuer's jurisdiction" (as defined in UCC Section 8-110(d)) with respect to the Pledged Securities is the State of New York and we express no opinion as to the laws of any other state or whether the Pledged Securities are subject to the laws of any state other than the State of New York.

    We advise you that Article 9 of the Uniform Commercial Code has been or is expected to be substantially revised ("Revised Article 9"), and that Revised Article 9 will become law on July 1, 2001 in the states that have adopted the revisions. The opinions set forth herein are based solely on laws in effect on the date hereof and we express no opinion regarding Revised Article 9 or the effect thereof on the subject transactions.

    This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                      Very truly yours,

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SCHEDULE 1
BANKS

    Bank of America, N.A.

    The Bank of New York

    The Chase Manhattan Bank

    CIBC Inc.

    The First National Bank of Chicago

    Credit Suisse First Boston

    Dresdner Bank A.G., New York Branch and Grand Cayman Branch

    Mellon Bank, N.A.

    The Northern Trust Company

    Deutsche Bank AG New York Branch and/or Cayman Island Branch

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EXHIBIT B-2

February      , 2001

To the Banks and the Administrative Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Administrative Agent
60 Wall Street
New York, New York 10260-0060

Ladies and Gentlemen:

    I am Senior Vice President and General Counsel of UNOVA, Inc., a Delaware corporation (the "Borrower"), and have acted as counsel to the Borrower, Intermec Technologies Corporation, a Washington corporation ("Intermec"), and UNOVA Industrial Automation Systems, a Delaware corporation ("IAS," and together with the Borrower and Intermec, the "Opinion Parties"), in connection with (i) the Amended and Restated Credit Agreement, dated as of February  , 2001 (the "Credit Agreement"), among the Borrower, the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), (ii) the Amended and Restated Guarantee and Security Agreement, dated as of February  , 2001 (the "Security Agreement"), among the Opinion Parties, the Agent and the other parties thereto, (iii) the Amended and Restated Pledge Agreement, dated as of February  , 2001 (the "Pledge Agreement"), among the Opinion Parties, the Collateral Agent and the other parties thereto, (iv) the Trademark Security Agreements, dated as of February  , 2001 (the "Trademark Security Agreements"), among the Opinion Parties party thereto, the Agent and the other parties thereto, (v) the Patent Security Agreements, dated as of February  , 2001 (the "Patent Security Agreements"), among the Opinion Parties party thereto, the Collateral Agent and the other parties thereto, (vi) the Mortgages, dated February  , 2001, executed by Intermec or IAS for the benefit of the Agent (collectively, the "Mortgages," and together with the Credit Agreement, the Security Agreement, the Pledge Agreement, the Trademark Security Agreements, and the Patent Security Agreements, the "Loan Documents"). Terms defined in the Credit Agreement are used herein as therein defined.

    I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

    On the basis of the foregoing, I am of the opinion that:

    1.  Each of the Opinion Parties is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    2.  The execution, delivery and performance by each of the Opinion Parties of the Loan Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Opinion Party.

    The opinions expressed in paragraph 2 do not include any opinions with respect to the Indenture.

    I am a member of the Bar of the State of California, and the foregoing opinion is limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. As to matters of Washington law, I have relied upon the opinion of members of my staff admitted to practice in that state.

                      Very truly yours,

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EXHIBIT B-3

[Letterhead of Local Counsel]

            , 20

To the Lenders and the Agent Referred to Below
c/o Morgan Guaranty Trust Company of New York
60 Wall Street
New York, New York 10260

Ladies and Gentlemen:

    We have acted as special counsel in the State of            in connection with the transactions contemplated by the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of        , 20  among UNOVA, Inc. (the "Company"), the lenders listed on the signature pages thereof (the "Lenders"), and Morgan Guaranty Trust Company of New York, as administrative agent for the Lenders (the "Agent"), have assisted in the preparation of the Mortgage/s [Deed/s of Trust], the Security Agreement and the Financing Statements (defined below), and have been requested to render this opinion pursuant to the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

    We have examined the Credit Agreement, the form of the Note attached to the Credit Agreement, the mortgage/s [deed/s of trust] described in Schedule I hereto (the "Mortgage/s [Deed/s of Trust]"), the Amended and Restated Guarantee and Security Agreement dated as        , 2001 among the Company, the Guarantors party thereto and Morgan Guaranty Trust Company of New York, as Collateral Agent (the "Security Agreement"), the Amended and Restated Pledge Agreement dated as        , 2001 among the Company, the Subsidiaries listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Collateral Agent (the "Pledge Agreement") and the financing statements described in Schedule II hereto (the "Financing Statements"; the Credit Agreement, the Notes, the Mortgage/s [Deed/s of Trust], the Assignment, the Security Agreement and the Financing Statements being collectively referred to herein as the "Financing Documents"). The term "Mortgaged [Trust] Property" has the meaning assigned to it in the Mortgage/s [Deed/s of Trust]. The term "Collateral" has the meaning assigned to it in the Security Agreement. The terms "Secured Obligations" and "Secured Parties" have the meanings assigned to them in the Security Agreement and the Mortgage/s [Deed/s of Trust] as the context requires.

    We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

    In rendering this opinion, we have assumed that:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has been duly qualified as a foreign corporation for the transaction of business and has all requisite corporate power and all material governmental licenses, authorizations, consents and approvals necessary to own and operate the Mortgaged [Trust] Property and the Collateral.

      (b) The execution, delivery and performance by the Company of the Mortgage/s [Deed/s of Trust] and the execution, delivery and performance by the Company of each of the other Financing Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not require any authorization, approval or consent of, or filings or registrations with, any governmental or regulatory authority or agency outside of the State of            , except for authorizations, consents, approvals that have already been obtained or filings that have already been made and that remain in effect, (iv) do not contravene any provision of its certificate of incorporation or by-laws, and (v) do not contravene or constitute a breach of or default under any applicable provision of the laws of any jurisdiction other than the State of            and the federal laws of the United States or any applicable regulation thereunder or under any agreement, judgment, injunction, order, decree or other instrument binding upon it.

      (c) The Mortgage/s [Deed/s of Trust] and Financing Statements have been duly executed and delivered by the Company.

      (d) The Financing Documents other than the Mortgage/s [Deed/s of Trust] constitute legal, valid and binding obligations of the Company under the laws of the State of New York.

      (e) The Company owns the Mortgaged [Trust] Property and the Company own the Collateral.

    Upon the basis of the foregoing, we are of the opinion that, under applicable law in effect on the date of this opinion:

    1.  None of the execution, delivery and performance of the Mortgage/s [Deed/s of Trust] and the other Financing Documents and the consummation of the transactions contemplated thereby (i) contravene or constitute a breach of or default under any applicable provision of the laws of the State of            or any applicable regulation thereunder, (ii) require any authorization, approval or consent of, or filings or registrations with any governmental or regulatory authority or agency of or in the State of             , or (iii) create any Lien upon any revenues or assets of the Company located in the State of            , other than the Liens created under the Mortgage/s [Deed/s of Trust] and the Security Agreement on the Mortgaged [Trust] Property and the Collateral.

    2.  The [Each of the] Mortgage/s [Deed/s of Trust] constitutes a legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles. Each of the Financing Documents which provides for its governing law to be the laws of the State of New York would, if governed by the laws of the State of             , constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the exceptions noted in the preceding sentence.

    3.  None of the Agent or the Lenders is required to pay any tax or be qualified to do business or file any designation for service of process or file any reports in the State of            or comply with any statutory or regulatory rule or requirement applicable only to financial institutions chartered or qualified to do business in the State of            solely by reason of its execution and delivery or acceptance of the Mortgage/s [Deed/s of Trust] or the other Financing Documents or by reason of its participation in any of the transactions under or contemplated by the Financing Documents, including, without limitation, the making of any Loan, the making and receipt of payments pursuant thereto and the exercise of any right or remedy under or with respect to the Mortgage/s [Deed/s of Trust], and the validity and enforceability of the Mortgage/s [Deed/s of Trust] and the other Financing Documents will not be affected by any failure to so qualify or file.

    4.  The [Each of the] Mortgage/s [Deed/s of Trust] creates a valid mortgage [deed of trust] Lien upon such of the Mortgaged [Trust] Property described therein (the "Real Property") as constitutes real property under the law of the State of            and a valid security interest in such of the other Mortgaged [Trust] Property described therein (the "UCC Property") as is subject to the provisions of Article 9 of the Uniform Commercial Code as in effect in the State of            (the "UCC"), in each case in favor of the Agent for the ratable benefit of the Secured Parties and securing the Secured Obligations. The recording of the Mortgage/s [Deed/s of Trust] in the office designated in Schedule I hereto and the filing of the Financing Statements described as items            in the offices designated in Schedule II hereto are the only filings, recordings and registrations necessary to perfect, publish notice of and preserve the Lien of and security interest in the Mortgaged [Trust]

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Property created by the Mortgage/s [Deed/s of Trust] and the UCC Property created by the Mortgage/s [Deed/s of Trust] and the Financing Statements, except that (i) continuation statements relating to the Financing Statements must be filed within            [state time period], and (ii) additional filings may be necessary with respect to the UCC Property if the Company changes its name, identity or corporate structure or the jurisdiction in which its places of business in the State of             or the UCC Property are located.

    5.  The Security Agreement creates a valid security interest, for the benefit of the Secured Parties, in all of the Company's right, title and interest in all Collateral to the extent that the UCC is applicable to the creation of a security interest therein and, to the extent provided in Section 9-306 of the UCC, all proceeds thereof.

    6.  The filing of the Financing Statements described as items      in the offices designated in Schedule II are the only filings, recordings and registrations necessary to perfect, publish notice of and preserve the security interest in the Collateral covered by the UCC (the "UCC Collateral") created by the Security Agreement to the extent such security interest may be perfected by filing under the UCC, and no further filing or recording of any document or instrument or other action will be required so to perfect and preserve such security interest, except that (i) continuation statements relating to said Financing Statements must be filed within             [state time period] and (ii) additional filings may be necessary with respect to the UCC Collateral if the Company changes its name, identity or corporate structure or the jurisdiction in which its places of business in the State of            or the UCC Collateral are located.

    7.  No taxes or other charges, including, without limitation, mortgage taxes, intangible taxes, documentary stamp taxes, recording taxes, transfer taxes or similar taxes or charges, are payable to the State of            or to any jurisdiction therein on account of the execution, delivery, holding, ownership or performance of the Mortgage/s [Deed/s of Trust], the Security Agreement or the other Financing Documents, the creation of the indebtedness evidenced or secured thereby, the creation of the Liens and security interests thereunder, or the filing, recording or registration of the Mortgage/s [Deed/s of Trust] or the Financing Statements, except for nominal filing or recording fees.

    8.  The Liens and security interests created by the Mortgage/s [Deed/s of Trust] and the Security Agreement on or in the Mortgaged [Trust] Property and the UCC Collateral will validly secure the payment of all future advances pursuant to the Credit Agreement, whether or not at the time such advances are made an Event of Default or other event not within the control of the Lenders has relieved or may relieve the Lenders from their obligations to make such advances, and are perfected to the extent set forth in paragraphs 4 and 6 above with respect to such future advances. The priority of the Liens and security interests created by the Mortgage/s [Deed/s of Trust] and the Security Agreement will be the same with respect to Loans made or deemed made after the date hereof as with respect to any such Loans made on the date hereof, except to the extent that any priority may be affected by any security interest, Lien or other encumbrance imposed by law in favor of any government or governmental authority or agency.

    9.  The Mortgage/s [Deed/s of Trust], the Security Agreement and the Financing Statements conform to all requirements of the laws of the State of            and the Mortgage/s [Deed/s of Trust] and the Security Agreement contain substantially all of the remedial, waiver and other provisions normally contained in mortgages [deeds of trust] and security agreements used in connection with transactions of the type and value described in the Financing Documents. Enforcement of the remedies provided in the Mortgage/s [Deed/s of Trust] will not deprive any Secured Party of its right to seek a deficiency judgment nor will it limit the right of the Agent to foreclose on other security securing the Secured Obligations.

    10. The choice of New York law to govern the Financing Documents in which such choice is stipulated is a valid and effective choice of law under the laws of the State of            and

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adherence to existing judicial precedents would require a court sitting in the State of            to abide by such choice of law.

    11. In connection with the remedies provided in the Mortgage/s [Deed/s of Trust] and the Security Agreement:

      (a) The exercise at any time and in any order of any remedies available against the UCC Property or the UCC Collateral located within the State of            , would not be affected by, nor would the exercise at any time of such remedies affect, the exercise of any remedies relating to the Real Property, except to the extent that the fair value of such security or collateral so sold or disposed of has been appropriately applied to the payment of such Secured Obligations, or unless the Secured Obligations have been paid and performed in full.

      (b) The exercise of any remedies with respect to any security or collateral located outside of the State of            securing the Secured Obligations will not affect or limit the Agent's ability to foreclose against, or exercise any other remedies with respect to, any Mortgaged [Trust] Property or UCC Collateral, either contemporaneously with, or before or after the exercise of such remedies against the Collateral located outside of the State of            , except to the extent that the fair value of such security or collateral so sold or disposed of has been appropriately applied to the payment of such Secured Obligations, or unless such Secured Obligations have been paid and performed in full.

      (c) There is no "one form of action" or similar law in the State of            which would limit the Secured Parties to choosing only one remedy to enforce their rights under the Mortgage/s [Deed/s of Trust] and the other Security Documents.

    12. The Agent will have the power, without naming all of the Secured Parties, to exercise remedies under the Mortgage/s [Deed/s of Trust] and the Security Agreement for the realization of the Mortgaged [Trust] Property or the Collateral (as the case may be) in its name as Agent.

    The opinions expressed above as to the enforceability of the Mortgage/s [Deed/s of Trust] and the other Financing Documents are subject to the qualification that certain of the remedial provisions thereof may be limited by applicable law, although such limitations do not in our opinion make the remedies provided for therein inadequate for the practical realization of the benefits of the security intended to be afforded thereby.

    We are admitted to practice only in the State of            , and the foregoing opinions are limited to the laws of said State and the federal laws of the United States of America.

                      Very truly yours,

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SCHEDULE I

MORTGAGE/S [DEED/S OF TRUST]

1.
Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of        , 20  , from the             , as the mortgagor, to Morgan Guaranty Trust Company of New York, as Agent, as the mortgagee, relating to the Mortgaged Property known as             in the City/Town of             , County of            , State of            .

[2.
Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of        , 20  , from the             , as the mortgagor, to Morgan Guaranty Trust Company of New York, as Agent, as the mortgagee, relating to the Mortgaged Property known as             in the City/Town of             , County of            , State of            .

SCHEDULE II

FINANCING STATEMENTS

1.
Financing Statement on form UCC-1 listing            as debtor and Morgan Guaranty Trust Company of New York, as Agent, as secured party, relating to fixtures under the Mortgage [Deed of Trust] described in paragraph 1 of Schedule I, to be filed in the Office of the            , County             , State of            .

[2.
Financing Statement on form UCC-1 listing            as debtor and Morgan Guaranty Trust Company of New York, as Agent, as secured party, relating to fixtures under the Mortgage [Deed of Trust] described in paragraph 2 of Schedule I, to be filed in the Office of the            , County            , State of            .]

3.
Financing Statement on form UCC-1 listing            as debtor and Morgan Guaranty Trust Company of New York, as Agent, as secured party, relating to the Collateral under the Security Agreement, to be filed in the Office of the Secretary of State of the State of            .

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

    AGREEMENT dated as of            , 20  among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), UNOVA, INC. (the "Borrower") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

W I T N E S E T H

    WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Amended and Restated Credit Agreement dated as of February 8, 2001 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent (as amended from time to time, the "Credit Agreement");

    WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $            ;

    WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $            are outstanding at the date hereof; and

    WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of [a portion of] its Commitment thereunder in an amount equal to $            (the "Assigned Amount"), together with [a corresponding portion of] its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

    SECTION 1.  Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

    SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Financing Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of [the corresponding portion of] the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement and the other Financing Documents with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

    SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof in respect of the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement or any other Financing Document which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

    [SECTION 4.  Consent of the Borrower and the Agent.  This Agreement is conditioned upon the consent of [the Borrower and] the Agent, pursuant to Section 10.06(c) of the Credit Agreement. The execution of this Agreement by [the Borrower and] the Agent is evidence of this consent. Pursuant to Section 10.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

    SECTION 5.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower or any Guarantor, or the validity and enforceability of the obligations of the Borrower or any Guarantor in respect of any Financing Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and each Guarantor.

    SECTION 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    SECTION 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Title:
[ASSIGNEE]
By:
Title:
UNOVA, INC.
By:
Title:
MORGAN GUARANTY TRUST COMPANY OF NEW YORK
By:
Title:

E-2

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TABLE OF CONTENTS
AMENDED AND RESTATED CREDIT AGREEMENT
W I T N E S S E T H:
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE CREDITS
ARTICLE 3 CONDITIONS
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
ARTICLE 5 AFFIRMATIVE COVENANTS
ARTICLE 6 NEGATIVE COVENANTS
ARTICLE 7 EVENTS OF DEFAULT
ARTICLE 8 THE AGENT
ARTICLE 9 CHANGE IN CIRCUMSTANCES
ARTICLE 10 MISCELLANEOUS
Availability Amount
NOTE
LOANS AND PAYMENTS OF PRINCIPAL
SCHEDULE 1 BANKS
MORTGAGE/S [DEED/S OF TRUST]
FINANCING STATEMENTS
ASSIGNMENT AND ASSUMPTION AGREEMENT
W I T N E S E T H